Exhibit 3.8

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAMBRIDGE HEART, INC.

Pursuant to Section 242 of the general Corporation Law of the State of Delaware, Cambridge Heart, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, pursuant to an action by written consent dated May 29, 2009, duly adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED:	That the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article ELEVENTH in its entirety and inserting the following in lieu thereof:

“1. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation’s By-Laws.

2. Election of Directors. The Board of Directors shall be elected at each annual meeting of the stockholders of the Corporation. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

3. Terms of Office. Each director shall serve for a term ending on the date of the annual meeting following the annual meeting at which such director was elected; provided that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal. The term of each director serving immediately prior to the 2009 annual meeting of stockholders shall expire at such annual meeting of stockholders, notwithstanding that any such director may have been elected for a term that extended beyond the date of such annual meeting.

4. Quorum; Action at Meeting. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, the By-Laws of the Corporation or by this Amended and Restated Certificate of Incorporation.

5. Removal. Except as otherwise expressly provided herein or by applicable law, directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

6. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from enlargement of the board, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next annual meeting of the stockholders, and until the election and qualification of his successor or his earlier death, resignation and removal.

7. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.

8. Amendments to Article. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.”

SECOND: That the stockholders of the Corporation, at the 2009 Annual Meeting of Stockholders held on June 29, 2009, duly approved said proposed Certificate of Amendment of Amended and Restated Certificate of Incorporation in accordance with Section 242 of the general Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on this 29th day of June, 2009.

CAMBRIDGE HEART, INC.

By:	/s/ Ali Haghighi-Mood
Ali Haghighi-Mood
President and Chief Executive Officer